Exhibit 99
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                                  PRESS RELEASE
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                               COVENANT TRANSPORT
                             ANNOUNCES ACQUISITION

CHATTANOOGA, TENNESSEE - November 16, 1999 - Covenant Transport, Inc. (Nasdaq/NMS: CVTI) announced today it has completed the purchase of the outstanding stock of both Harold Ives Trucking Co. and Harold Ives Transportation, both based near Little Rock, Arkansas. The two companies generate $65 million in combined trucking and brokerage operations. The purchase price for the stock of both companies plus the assumption of debt totals approximately $45 million and includes no goodwill.

Chairman, President and Chief Executive Officer David R. Parker stated: "We are very excited about the addition of the Harold Ives trucking and brokerage companies to our business. The ATW acquisition has gone so well that we felt ready to respond when this opportunity presented itself. Including these two operations, Covenant has acquired six companies with combined revenue approaching $180 million in the past two years, while only recording approximately $5 million in goodwill. Our goal is for acquired businesses to contribute to earnings within two quarters. All of our previous acquisitions have contributed to earnings immediately. The Ives operations had been modestly profitable in 1999, and we expect them to be accretive to earnings consistent with our goals.

"Harold Ives built the trucking and brokerage operations over the last thirty years with a strong commitment to his customers, drivers and carriers. We expect to continue the fine reputation that he and his employees enjoy. The trucking company operates about 435 trucks, predominately company owned and with single drivers, and 850 dry van trailers.

"The business has an average length of haul of about 900 miles with utilization averaging about 120,000 miles per year. The business complements very nicely our existing just-in-time solo operations through the southwest, midwest and southeast. We are equally excited about the addition of the growing brokerage operation which generates about $5 million of net revenue (gross revenue less transportation costs) and has been nicely profitable. We will retain a major terminal in Little Rock and the brokerage operation in Stuttgart, Arkansas, with much of the remaining trucking operations being handled from Covenant's Chattanooga headquarters."

Covenant Transport, Inc. is a truckload carrier that offers just-in-time and other premium transportation services for customers throughout the United States. Covenant's annualized revenue is approximately $550 million. Covenant has grown revenue over 20% per year over the last thirteen years and is committed to growing revenue and earnings per share both internally and through acquisitions.

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For further information contact:
Joey B. Hogan, Treasurer and Chief Financial Officer              (423) 821-1212

For copies of company information contact:
Melleny Andrews                                           (423) 821-1212 ex 3335

This press release and statements by the Company in stockholder reports and public filings, as well as oral public statements by Company representatives may contain certain forward looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Without limitation, these risks and uncertainties include economic factors such as recessions, downturns in customers' business cycles, surplus inventories, inflation, fuel price increases, and higher interest rates; the resale value of the Company's used equipment; the availability and compensation of qualified drivers; competition from trucking, rail, and intermodal competitors; and the ability to identify acceptable acquisition targets, consummate acquisitions, and integrate acquired operations. Readers should review and consider the various disclosures made by the Company in its stockholder reports and in its periodic reports on forms 10-K and 10-Q as well as the factors explained in greater detail in the Company's annual report on Form 10-K.